As filed with the Securities and Exchange Commission on September 1, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONTROSE ENVIRONMENTAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-4195044
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Montrose Environmental Group, Inc.

1 Park Plaza, Suite 1000

Irvine, California 92614

(949) 988-3500

(Address of Principal Executive Offices, Zip Code)

Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan

Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan

(Full title of the plan)

Vijay Manthripragada

President and Chief Executive Officer

Montrose Environmental Group, Inc.

1 Park Plaza, Suite 1000

Irvine, California 92614

(949) 988-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nasym Afsari General Counsel and Secretary Montrose Environmental Group, Inc. 1 Park Plaza, Suite 1000 Irvine, California 92614 (949) 988-3500	Sean C. Feller Gibson, Dunn & Crutcher LLP 2029 Century Park East, Suite 4000 Los Angeles, CA 90067 (310) 552-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.000004 per share, to be issued under the Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan (the “2013 Plan”)	1,826,244 (2)	$6.46(5)	$ 11,797,536.24	$1,531.32
Common Stock, par value $0.000004 per share, to be issued under the Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan (the “2017 Plan”)	1,433,704 (3)	$20.71(6)	$ 29,692,009.84	$3,854.02
Common Stock, par value $0.000004 per share, to be issued under the 2017 Plan	1,243,641 (4)	$25.28(7)	$31,439,244.48	$4,080.81
Total				$9,466.15

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s common stock that become issuable under the 2013 Plan and the 2017 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)

Represents 1,826,244 shares of common stock subject to outstanding stock options under the 2013 Plan as of August 24, 2020. There are no shares reserved for future awards under the 2013 Plan. Any such shares of common stock that are subject to stock options under the 2013 Plan which are forfeited or lapse unexercised and which are not issued under the 2013 Plan will be available for issuance under the 2017 Plan. See footnote 4 below.

(3)	Represents 1,433,704 shares of common stock subject to outstanding stock options under the 2017 Plan as of August 24, 2020.
(4)

Represents 1,243,641 shares of common stock available for future grants under the 2017 Plan as of August 24, 2020, which number includes 252,731 shares of common stock previously available for issuance under the 2013 Plan that have become available for issuance under the 2017 Plan as of August 24, 2020. To the extent outstanding stock options under the 2013 Plan are forfeited or lapse unexercised and are no longer issued under the 2013 Plan, the shares of common stock subject to such stock options will be available for future grants under the 2017 Plan.

(5)

This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For the 1,826,244 shares of common stock reserved for issuance upon the exercise of outstanding stock options granted under the 2013 Plan, the Proposed Maximum Offering Price Per Share is $6.46 per share, which is the weighted average exercise price of outstanding stock options granted under the 2013 Plan.

(6)

This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For the 1,433,704 shares of common stock reserved for issuance upon the exercise of outstanding stock options granted under the 2017 Plan, the Proposed Maximum Offering Price Per Share is $20.71 per share, which is the weighted average exercise price of outstanding stock options granted under the 2017 Plan.

(7)

This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share, the Proposed Maximum Aggregate Offering Price and the Amount of Registration Fee have been computed on the basis of the average of the high and low prices per share of the common stock reported on the New York Stock Exchange on August 25, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Not required to be filed with this registration statement.

Item 2.	Registrant Information and Employee Plan Annual Information*

Not required to be filed with this registration statement.

*

Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by Montrose Environmental Group, Inc. (the “Company”) with the Commission pursuant to the Securities Act or pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)

the Company’s Final Prospectus dated July 22, 2020 filed with the Commission pursuant to Rule  424(b)(4) under the Securities Act on July 23, 2020 relating to the registration statement on Form S-1, as amended (Registration No. 333-239542), which contains the Registrant’s audited financial statements for the latest fiscal year which such statements have been filed;

(b)	the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2020, filed on August 31, 2020;

(c)	the Current Report on Form 8-K filed with the Commission on July 30, 2020; and

(d)

the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (Registration No. 001-39394), filed with the Commission under Section 12(b) of the Exchange Act on July 17, 2020, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K (and corresponding information furnished under Item 9.01 or included as an exhibit thereto or incorporated therein by reference) that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate of Incorporation”) provides that, to the fullest extent permitted by the Delaware General Corporate Law (the “DGCL”), no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”) provide that each person who was or is party or is threatened to be made a party to, or was or is otherwise involved in, any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director or officer of the Company or was serving at the request of the Company as a director, officer, employee, agent or trustee of another entity shall be indemnified and held harmless by the Company to the full extent authorized by the DGCL against all expense, liability and loss actually and reasonably incurred in connection therewith, subject to certain limitations.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel or (4) by the stockholders.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director derived an improper personal benefit from (such as a financial profit or other advantage to which such director was not legally entitled) or (4) breached the director’s duty of loyalty.

The Company has entered into indemnification agreements with each of its executive officers and directors that provide, in general, that the Company will indemnify them to the fullest extent permitted by law in connection with their service to the Company or on the Company’s behalf.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See exhibits listed under the Exhibit Index below.

Item 9.	Undertakings.

1.	The Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.7 to the Company’s Amendment No. 1 to the Registration Statement on Form S-1 filed with the Commission on July 14, 2020 in Commission File No. 333-239542).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.8 to the Company’s Amendment No. 1 to the Registration Statement on Form S-1 filed with the Commission on July 14, 2020 in Commission File No. 333-239542).

5.1	Opinion of Gibson, Dunn & Crutcher LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages hereof).

99.1	Montrose Environmental Group, Inc. Amended and Restated 2013 Stock Option Plan (incorporated herein by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 filed on June 29, 2020 (File No. 333-239542).

99.2	Montrose Environmental Group, Inc. Amended and Restated 2017 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.26 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on July 14, 2020 (File No. 333-239542).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on September 1, 2020.

MONTROSE ENVIRONMENTAL GROUP, INC. (Registrant)

By:	/s/ Nasym Afsari
Nasym Afsari
General Counsel and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Vijay Manthripragada, Allan Dicks and Nasym Afsari, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, in connection with the Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Company (1) any and all amendments or supplements (including any and all stickers and post-effective amendments) to the Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (2) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and the foregoing power of attorney has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Vijay Manthripragada	President, Chief Executive Officer and Director (Principal Executive Officer)	September 1, 2020
Vijay Manthripragada

/s/ Allan Dicks	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 1, 2020
Allan Dicks

/s/ J. Miguel Fernandez de Castro	Director	September 1, 2020
J. Miguel Fernandez de Castro

/s/ Peter M. Graham	Director	September 1, 2020
Peter M. Graham

/s/ Richard E. Perlman	Director	September 1, 2020
Richard E. Perlman

Signature	Title	Date
/s/ J. Thomas Presby	Director	September 1, 2020
J. Thomas Presby

/s/ James K. Price	Director	September 1, 2020
James K. Price

/s/ Robin Newmark	Director	September 1, 2020
Robin Newmark

/s/ Peter Jonna	Director	September 1, 2020
Peter Jonna